Exhibit 4.9

March 13, 2003

UPM-Kymmene Investment, Inc.

c/o UPM-Kymmene Group

Attention: Jaakko Palsanen

Eteläesplanadi 2

P.O. Box 380

00101 Helsinki

Finland

Re: Morgan	Adhesives Stock Purchase Agreement/Extension of Outside Date

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement (the “Agreement”) dated as of August 20, 2002, between UPM-Kymmene Investment, Inc., a Delaware corporation, and Bemis Company, Inc., a Missouri corporation.

We propose amending Section 9.01(b)(i) to strike the date April 30, 2003, and replace it with July 31, 2003. The Agreement in all other respects is reaffirmed.

If you agree, please sign and return the enclosed counterpart of this letter, whereupon the Agreement will be amended as set forth herein.

Very truly yours, BEMIS COMPANY, INC.

By:	/s/ JAMES J. SEIFERT
James J. Seifert Vice President, Secretary and General Counsel

AGREED: UPM-Kymmene Investment, Inc.

By:	/s/ Tapani Sointu
Tapani Sointu Vice President, Corporate Structure

cc:	Jere R. Thomson, Esq. James E. Nicholson, Esq.